Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alan B. Lefkof

President and CEO

510-420-7400

alefkof@netopia.com

Netopia Requests Hearing on Nasdaq Notice of Potential Delisting

EMERYVILLE, Calif., August 25, 2004 — Netopia, Inc. (NASDAQ: NTPA), a market leader in broadband gateways and service delivery software, announced that Netopia received a Nasdaq Staff Determination on August 24, 2004 indicating that Netopia has failed to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2004, as required by Nasdaq Marketplace Rule 4310(c)(14), and that its common stock is therefore subject to delisting from The Nasdaq Stock Market. As the next step in the process, Netopia will be requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant Netopia’s request for continued listing. As a result of the company’s filing delinquency, Netopia’s stock ticker symbol will become “NTPAE” beginning on Thursday, August 26, 2004, reflecting the Nasdaq convention for companies making delayed public filings.

About Netopia

Netopia, Inc. is a market leader in broadband and wireless products and services that simplify and enhance broadband delivery to residential and business-class customers. Netopia’s offerings enable carriers and broadband service providers to improve their profitability with feature-rich DSL smart modems, routers and gateways, software that simplifies installation and reduces ongoing support needs, as well as value-added services to enhance their revenue generation. Netopia’s Wi-Fi CERTIFIED™ gateways include 3-D Reach™ technology delivering enhanced wireless range, security and performance.

Netopia’s DSL smart modems, routers and gateways come with a suite of installation wizards and support utilities that offer a comprehensive approach to installation, deployment, service provisioning, application setup, self-diagnostics and troubleshooting. Netopia provides value-added services with its server software platform, including the netOctopus® suite of gateway and PC management and customer support software solutions, a server-based Parental Controls subscription service, and the Web eCommerce server software. netOctopus Desktop Support and eCare software enable broadband service providers and enterprises to support customers and devices by remotely viewing and operating the desktop or other device.

Netopia has established strategic distribution relationships with leading carriers and broadband service providers including Belgacom, BellSouth, Covad Communications, EarthLink, eircom, Hong Kong Telecom/PCCW, MegaPath Networks, Netifice, SBC Communications, Swisscom and Verizon.

Headquartered in Emeryville, Calif., Netopia’s common stock trades on The Nasdaq Stock Market® under the symbol “NTPA.” Effective August 26, 2004, Netopia’s common stock will trade on The Nasdaq Stock Market under the symbol “NTPAE.” Further information about Netopia can be obtained via phone 510-420-7400, fax 510-420-7601, or on the Web at www.netopia.com.

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